UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2016

STERLING GROUP VENTURES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51775	72-1535634
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

904 - 1455 Howe Street,
Vancouver, B.C., Canada	V6Z 1C2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 684-1001

n/a
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 1 - Registrant's Business and Operations

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 9, 2016, Sterling Group Ventures Inc. ("Sterling") signed a definitive agreement with Chenguo Capital Limited ("Chenguo") of 50th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong, SAR, a company owned by Mr. Hanwei Guo of China, an entrepreneur with interests in real estate and investments in China. As a result of the transaction, Sterling will diversify to also become a timeshare exchange provider, a manager of timeshare assets through agreements, and a developer of timeshare assets with fee relationships with other organizations or resorts.

Under the terms of the agreement, Sterling acquires Euro Asia Premier Real Estate (HK) Ltd ("Euro Asia (HK)"), based in Hong Kong and which is owned by Chenguo, to be used as a vehicle in the development of a leisure timeshare exchange platform to be operated in China and in other parts of the world to take advantage of interest and outflow of tourism from China. Sterling will deploy US$ 1 million of its cash in order to speed up the development of the aforementioned leisure timeshare exchange platform.

Chenguo also owns the rights to 2 hotels currently under completion and a parcel of land in Weifang, Shandong Province. According to appraisals done in 2011 by DTZ, a global real-estate appraisal and valuation company that recently merged with Cushman Wakefield, the properties were appraised at a combined value of 327 million RMB or approximately US$50.6 million. These properties are presently finalizing a court approved auction process due to a default on loans advanced by Mr. Guo through a trust company, under which Euro Asia (HK) will either receive the proceeds from the auction, if the assets are sold for fair market value, or the titles to the properties. These properties or the cash received from auction shall be reorganized into Euro Asia (HK), which Sterling has acquired. If properties are acquired and vested to Sterling and/or its subsidiary, we will then sell the properties as timeshare units at an expected premium above appraised value. The properties will be organized and securitized into retail timeshares and will be entered into the timeshare exchange network currently under development and which will be owned by Sterling.

Chenguo will also offer to Sterling other assets it owns, in full or in part, including other leisure property or third party assets it is presently negotiating to be included in the platform. Sterling will agree to become the exclusive seller of these properties. It is projected that Sterling will only repay 75% of the properties' appraised values.

Under the terms of the agreement, Sterling will issue 85,000,000 shares to Chenguo in escrow, so that Chengguo will own a significant portion of Sterling on a proforma basis. The escrow arrangement contemplates that if within 9 months the Shandong properties or the rights to sell other assets have not been reorganized into a subsidiary of Euro Asia (HK), 50% of the shares in escrow will be cancelled. In addition, Chenguo will reimburse up to $1 million USD to Sterling. If this persists to 18 months, the remaining shares in escrow will be cancelled and the obligations of both parties will be null and void.

Sterling will also issue to Chenguo redeemable, voting, non-interest bearing, convertible, preferred shares in escrow. These preferred shares shall be redeemable for cash equal to 75% of the appraised value of the aforementioned properties and will be convertible at no less than US$0.50/share. Redemption will be subject to adequate discretionary cash on hand to continue operations. Any proceeds in excess of this amount will be retained as an asset of Sterling.

In order the aid in the financing of the project, Chenguo has also agreed to a US$3 million private placement at US$0.15 to close on or before August 1, 2016. Mr. Hanwei Guo has also agreed to join the Board.

A finder's fee of 8 million shares will be paid.

Section 9 – Financial Statements and Exhibits

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

10.1	PURCHASE AND SALE AGREEMENT between Chenguo Capital Limited (the "Seller") and owner of Euro Asia Premier Real Estate (HK) Co. Ltd. ("Euro Asia (HK)") and Sterling Group Ventures Inc. (the "Buyer")

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING GROUP VENTURES, INC.

/s/Christopher Tsakok
Christopher Tsakok
Chairman & CEO

April 11, 2016